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                                                                    EXHIBIT 10.1

                 Description of Compensatory Arrangement between
                  Alleghany Corporation and John J. Burns, Jr.

      After retiring as an officer of Alleghany Corporation (the "Company") and its subsidiaries on December 30, 2004, John J Burns, Jr. will become non-executive Vice Chairman of the Board of Directors effective December 31, 2004, and will continue as a director of the Company. Mr. Burns will also continue as an employee of the Company following his retirement as an officer upon the following terms:

      a. Mr. Burns will receive an annual salary of $370,000 commencing January 1, 2005.

      b. Mr. Burns will not be entitled to receive director or committee member fees for his service on the Board of Directors of the Company, and will not be a participant in the Directors' Equity Compensation Plan, the 2000 Directors' Stock Option Plan or the No-Employee Directors' Retirement Plan, so long as he is an employee of the Company.

      c. Mr. Burns will continue to participate in the Company's Deferred Compensation Plan, Executive Retirement Plan, and the medical, long-term disability and other Company employee welfare plans. In addition, the Company will continue to maintain life insurance providing a death benefit to Mr. Burns equal to four times his salary.

      d. Mr. Burns will not participate in the Company's Management Incentive Plan, under which annual bonuses are paid out, and will not be granted any new performance shares or other awards under the Company's 2002 Long-Term Incentive Plan. Outstanding performance shares held by Mr. Burns will continue to earn out in accordance with their terms. Upon termination of Mr. Burn's employment prior to payout of such outstanding performance shares, his then outstanding performance shares will be paid out on a pro rata basis in accordance with their terms.